SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Homestore.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Homestore.com, Inc.
30700 Russell Ranch Road
Westlake Village, California 91362

Notice of Annual Meeting of Stockholders

To Be Held May 22, 2002

To Our Stockholders:

The annual meeting of stockholders (the Annual Meeting) of Homestore.com, Inc., a Delaware corporation (the Company or Homestore), will be held on May 22, 2002 at 9:30 a.m., local time, at the Renaissance Agoura Hills Hotel located at 30100 Agoura Road, Agoura Hills, CA 91301, for the following purposes:

1.	To elect three Class III directors to serve for a term of three years and until their respective successors have been duly elected and qualified;

2.	To amend the Company’s Certificate of Incorporation to change the Company’s name from “Homestore.com, Inc.” to “Homestore, Inc.”; and,

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on April 10, 2002 are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, if you do not plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed, postage-prepaid envelope.

By	Order of the Board of Directors,

Wa	lter S. Lowry
Senior Vice President, General Counsel and
Secretary

Westlake Village, California
April 25, 2002

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED
TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT

This proxy statement is furnished on behalf of the Board of Directors (the Board) of Homestore.com, Inc., a Delaware corporation (the Company or Homestore), for use at Homestore’s annual meeting of stockholders (the Annual Meeting) to be held on May 22, 2002 at 9:30 a.m., local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the Renaissance Agoura Hills Hotel located at 30100 Agoura Road, Agoura Hills, CA 91301.

These proxy solicitation materials were first mailed on or about April 26, 2002 to all stockholders entitled to vote at the Annual Meeting.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on the matters outlined in the accompanying Notice of Annual Meeting of Stockholders on the cover page of this proxy statement, including the election of Class III directors and the approval of a change of the Company’s name from “Homestore.com, Inc.” to “Homestore, Inc.”

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 10, 2002 (the Record Date), are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting.

What are the Board’s recommendations on the proposals?

The Board recommends a vote FOR each of the nominees and FOR the change of the Company’s name from “Homestore.com, Inc.” to “Homestore, Inc.”

How do I vote?

Sign and date each proxy card you receive and return it in the postage-prepaid envelope enclosed with your proxy materials. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote in person at the Annual Meeting.

If your shares are held by your broker or bank, in “street name,” you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not instruct your broker or bank how to vote, your broker or bank will vote your shares if it has discretionary power to vote on a particular matter.

Can I change my vote after I return my proxy card?

Yes, you have the right to revoke your proxy at any time before the Annual Meeting by notifying the Secretary of the Company in writing, returning a later-dated proxy card, or voting in person at the Annual Meeting.

Who will count the vote?

Mellon Investor Services will count the votes and act as the inspector of election.

What shares are included on the proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Mellon Investor Services (800-356-2017), or, if your shares are held in street name, by contacting the broker or bank who holds your shares.

How many shares can vote?

As of the Record Date, 117,717,662 shares of common stock, the only voting securities of the Company, were issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

What is a quorum?

The presence at the meeting in person or by proxy of the holders of a majority of the shares of stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Proxies marked as abstaining on any matter to be acted upon by shareholders and “broker non-votes” will be treated as present for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions for your shares you hold in street name. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

What is required to approve each proposal?

For the election of the Class III directors, the three nominees for director who receive a plurality of the votes will become Class III directors of the Company.

To amend the Company’s Certificate of Incorporation to change the Company’s name from Homestore.com, Inc. to Homestore, Inc., the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote must be voted in favor of the proposal.

If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be counted as shares present for the purpose of determining the presence of a quorum. Broker non-votes will be treated as not present and not entitled to vote with respect to the election of directors. For purposes of the proposal to amend Homestore’s Certificate of Incorporation, a broker non-vote.

What happens if I abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will not be treated as affirmative votes. For proposals requiring an affirmative vote of a majority of the shares present, an abstention is equivalent to a “no” vote.

How will the Company solicit proxies?

Mellon Investor Services was retained by the Company to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to stockholders will be borne by the Company. The Company has not retained a proxy solicitation service to assist in soliciting proxies. If, however, a proxy solicitation service is retained, the costs will be borne by the Company. Proxies may also be solicited in person, by telephone, or by facsimile by directors, officers and employees of the Company without additional compensation being paid to such persons.

ITEM 1—ELECTION OF DIRECTORS

The Bylaws of the Company provide that the authorized number of directors may be fixed by resolution of the Board of Directors from time to time. The Board of Directors has fixed the current authorized number of directors at seven. The Bylaws of the Company also provide for the Board of Directors to be divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office for Class III, Class I, and Class II directors will expire at the annual meeting of stockholders to be held in 2002, 2003 and 2004, respectively. The term of office for each of the Class III directors elected at this Annual Meeting will expire at the annual meeting of stockholders to be held in 2005 or until his earlier death, resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees named below. If any nominee of the Company is unable or declines to serve as a Class III director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. Each nominee has agreed to serve as director, if elected.

The nominees for election as Class III directors are:

Joe F. Hanauer; Director since November 1996

Mr. Hanauer, 64, has served as a director of Homestore since November 1996 and Chairman of the Board since January 2002, and was the National Association of REALTORS® representative on the Board of Directors through November 2000. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is former Chairman of Grubb & Ellis Company and former Chairman of Coldwell Banker Residential Group, Inc.  Mr. Hanauer is a director of Grubb & Ellis Company, MAF Bancorp, Inc., a trustee of Calamos Investment Trust and a member of the National Association of REALTORS®.

L. John Doerr; Director since August 1998

Mr. Doerr, 50, has served as a director of Homestore since August 1998. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers since September 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the boards of directors of Amazon.com, Inc., Intuit Inc., Drugstore.com, Inc., Omnimedia, Inc., Handspring, Inc., WebMD Corporation and Sun Microsystems, Inc.

W. Michael Long; Director since January 2002

Mr. Long, 49, has served as a director of Homestore since January 2002. He was appointed Chief Executive Officer of Homestore in January 2002. From November 1999 to April 2001, Mr. Long served as Chairman of the Board and as a director of WebMD Corporation (subsequent to Healtheon Corporation’s merger with WebMD Corporation). From July 1997 to November 1999, Mr. Long served as Chief Executive Officer of Healtheon Corporation. From August 1996 to July 1997, Mr. Long served as President and Chief Executive Officer of CSC Continuum, Inc., a unit of Computer Sciences Corporation. Prior to its acquisition by CSC, Mr. Long was President and Chief Executive Officer of The Continuum Company, Inc.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL THE CLASS III NOMINEES LISTED ABOVE.

Board Meetings and Committees

The Board held a total of ten meetings during the fiscal year ended December 31, 2001. During that period, all incumbent directors attended at least 75% of the total number of meetings of the Board of Directors, or the total number of meetings of all committees of the Board of Directors on which that director served. The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee.

The Audit Committee consists of Kenneth K. Klein, Barbara T. Alexander and William E. Kelvie. The Compensation Committee consists of Joe F. Hanauer and L. John Doerr, and the Executive Committee consists of Barbara T. Alexander, L. John Doerr, Joe F. Hanauer, and W. Michael Long.

The Audit Committee reviews the Company’s financial statements and accounting practices, makes recommendations to the Board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by the Company’s independent auditors. Each member of the Audit Committee is an “independent director” as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The Audit Committee held 17 meetings during 2001. The Charter of the Audit Committee, reflecting amendments made to the Charter by the Board of Directors in 2001, is included as Appendix A to this proxy statement.

The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company’s officers and employees and administers the Company’s stock plans and employee benefit plans. The Compensation Committee held 15 meetings during 2001.

Director Compensation

Historically, directors did not generally receive cash compensation for their services as directors, but were reimbursed for their reasonable and necessary expenses in attending Board and committee meetings. However, with respect to the period from mid-November 2001 through December 31, 2001, the Company paid cash compensation to Mr. Hanauer and Ms. Alexander in the amounts of $89,600 and $16,000, respectively. This compensation in the case of Mr. Hanauer, represented compensation for serving as Vice-Chairman of the Board of Directors and representing the Board in overseeing certain Company matters from the time that the Audit Committee of the Board began conducting an inquiry of certain of the Company’s accounting practices. Such activities involved significant efforts and time commitments. In the case of Ms. Alexander, this represented compensation in connection with representing the Board regarding oversight of the Company’s finance department during the period following the departure of the Company’s Chief Financial Officer, including oversight and management of the search process for a new CFO. Mr. Hanauer received $22,400 for such services in 2002, which ended in mid-January 2002. In addition, in recognition of the significant efforts and time commitments of the members of the Audit Committee in connection with the Audit Committee’s inquiry into certain accounting matters at the Company, members of the Audit Committee were paid a fee of $1,200 per meeting from November 14, 2001 through the conclusion of the inquiry, and, as of April 19, 2002, each member of the Audit Committee was granted 12,000 shares of restricted common stock of the Company (which restricted stock will vest one year from the date of grant).

With respect to 2002, each non-employee director (other than any director who is entitled to a Board seat on a contractual basis) has been granted an option to purchase 30,000 shares of the Company’s common stock under the Company’s 1999 Stock Incentive Plan. In addition, with respect to 2002, Mr. Hanauer, in his capacity as Chairman of the Board, has been granted an option to purchase 65,000 shares of the Company’s common stock under this plan. The Board may, in its discretion, grant additional options depending on various factors, including the level of services performed by any particular member of the Board. Each option has an exercise price equal to the fair market value of the Company’s common stock on the date of grant and a ten-year term, but will terminate within a specified time, as defined in the 1999 Stock Incentive Plan, following the date the option holder ceases to be a director or employee of, or consultant to, the Company. In addition, as of February 2002, the Company commenced paying Mr. Hanauer $10,000 per month in cash in his capacity as Chairman of the Board of Directors. As of February 2002, each member of the Board of Directors will receive a cash fee in the amount of $1,400 per meeting for each Board and committee meeting attended during 2002, except that each member of the Audit Committee was paid a per meeting fee of $1,200 per meeting for each meeting attended in 2002 in connection with the Audit Committee’s inquiry into certain accounting matters at the Company and, commencing as of the conclusion of the Audit Committee’s inquiry into certain accounting matters, each member of the Audit Committee will receive a cash fee in the amount of $2,500 per meeting for each Audit Committee meeting attended.

ITEM 2—CHANGE OF COMPANY’S NAME

An amendment to the Company’s Certificate of Incorporation to a change in the Company’s name from Homestore.com, Inc. to Homestore, Inc. has been declared advisable by the Board, and the Board has directed that the proposed amendment be considered at the Annual Meeting.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY’S NAME FROM HOMESTORE.COM, INC. TO HOMESTORE, INC.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our Class III nominees, our Class I and II directors, and our executive officers.

Name	Age	Position
Joe F. Hanauer(2)(3)	64	Chairman of the Board and Director
Barbara T. Alexander(1)(3)	53	Director
L. John Doerr(2)(3)	50	Director
William E. Kelvie(1)	54	Director
Kenneth K. Klein(1)	58	Director
W. Michael Long (3)	49	Chief Executive Officer and Director
Terrence M. McDermott	59	Director
Lewis R. Belote, III	46	Chief Financial Officer
Jack D. Dennison	45	Chief Operating Officer
Walter S. Lowry	45	Senior Vice President, General Counsel and Secretary
Allan P. Merrill	35	Executive Vice President, Corporate Development
Steve A. Ozonian	46	President, REALTOR.com®
Patrick R. Whelan	45	President, Real Estate Services

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Executive Committee.

Joe F. Hanauer has served as a director of Homestore since November 1996 and Chairman of the Board since January 2002, and was the National Association of REALTORS® representative on the Board of Directors through November 2000. Mr. Hanauer is a Class III director. Since 1988, Mr. Hanauer, through Combined Investments, L.P., has directed investments in companies primarily involved in real estate and financial services. Mr. Hanauer is former Chairman of Grubb & Ellis Company and former Chairman of Coldwell Banker Residential Group, Inc. Mr. Hanauer is a director of Grubb & Ellis Company, MAF Bancorp, Inc., a trustee of Calamos Investment Trust and a member of the National Association of REALTORS®.

Barbara T. Alexander has served as a director of Homestore since April 2001. Ms. Alexander is a Class I director. She currently serves as a Senior Advisor to UBS Warburg. Prior to becoming a Senior Advisor in October 1999, Ms. Alexander was a Managing Director, and founded and managed the Construction and Furnishings Group (North America), in the Corporate Finance Department of UBS Warburg’s predecessor firm, Dillon Read & Co., Inc. Ms. Alexander joined Dillon Read from Salomon Brothers in January 1992, where she was also a Managing Director in the Corporate Finance Department. Ms. Alexander is a member of the Board of Directors of Centex Corporation, Harrah’s Entertainment, Inc. and CRH plc, an Ireland-based worldwide leader in construction products.

L. John Doerr has served as a director of Homestore since August 1998. Mr. Doerr is a Class III director. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers since September 1980. Prior to his tenure at Kleiner Perkins, Mr. Doerr was employed by Intel Corporation for five years. He serves on the boards of directors of Amazon.com, Inc., Intuit Inc., Drugstore.com, Inc., Omnimedia, Inc., Handspring, Inc., WebMD Corporation and Sun Microsystems, Inc.

William E. Kelvie has served as a director of Homestore since August 1998. Mr. Kelvie is a Class II director. He currently serves as Chief Executive Officer of Overture Corporation, an information technology company, since July 2000. Prior to his tenure at Overture Corporation, Mr. Kelvie was the Chief Information Officer responsible for information technology systems at Federal National Mortgage Association, or Fannie Mae, including its technology business and internal systems, and has served as special adviser to the Chief Executive

Officer of Fannie Mae since July 2000. Mr. Kelvie joined Fannie Mae in 1990 as Senior Vice President and Chief Information Officer. Prior to his tenure at Fannie Mae, Mr. Kelvie was a partner with Nolan, Norton & Co., a management consulting company specializing in information technology strategies and plans. He also served in various capacities with The Dexter Corporation, a specialized manufacturing company, and The Travelers Insurance Company, an insurance and financial services company. Mr. Kelvie serves on the board of directors of Viant Corporation.

Kenneth K. Klein has served as a director of Homestore since August 1998. Mr. Klein is a Class II director. He is President and Chief Executive Officer of a privately held group of companies involved in diversified residential and light commercial construction and land development, including Kleinco Construction Services, Inc. of which Mr. Klein has served as President and Chief Executive Officer since 1980. Mr. Klein was National Vice President of the National Association of Home Builders during the calendar years 1999 and 2000 and is currently a member of its Executive Committee.

W. Michael Long has served as a director of Homestore since January 2002. Mr. Long is a Class III director. He was appointed Chief Executive Officer of Homestore in January 2002. From November 1999 to April 2001, Mr. Long served as Chairman of the Board and as a director of WebMD Corporation (subsequent to Healtheon Corporation’s merger with WebMD Corporation). From July 1997 to November 1999, Mr. Long served as Chief Executive Officer of Healtheon Corporation. From August 1996 to July 1997, Mr. Long served as President and Chief Executive Officer of CSC Continuum, Inc., a unit of Computer Sciences Corporation. Prior to its acquisition by CSC, Mr. Long was President and Chief Executive Officer of The Continuum Company, Inc.

Terrence M. McDermott has served as a director of Homestore since December 2000. Mr. McDermott is a Class I director. He has served as Executive Vice President/Chief Executive Officer of the National Association of REALTORS® since July 1997. From January 1993 to July 1997, Mr. McDermott served as Executive Vice President and Chief Executive Officer of the American Institute of Architects. Mr. McDermott was President of Cahners Publishing Co. from 1987 to 1993, a firm he joined in 1969.

Lewis R. Belote, III joined Homestore as its Chief Financial Officer in January 2002. From May 1998 to April 2001, Mr. Belote served as Senior Vice President Finance of WebMD Corporation (formerly Healtheon/WebMD Corporation). From June 1996 to May 1998, Mr. Belote served as Senior Vice President and Chief Financial Officer for ActaMed Corporation. Prior to that time, Mr. Belote served for twelve years with the accounting firm of Ernst & Young.

Jack D. Dennison joined Homestore as its Chief Operating Officer in January 2002. From July 1998 to January 2001, Mr. Dennison served as Executive Vice President, General Counsel and Secretary of WebMD Corporation (formerly Healtheon/WebMD Corporation). From September 1996 to July 1998, Mr. Dennison served as Vice President and Deputy General Counsel to Computer Sciences Corporation. Prior to that time, Mr. Dennison was General Counsel at The Continuum Company, Inc.

Walter S. Lowry joined Homestore in September 2001 and was appointed Senior Vice President, General Counsel and Secretary in October 2001. From May 2000 to September 2001, Mr. Lowry served as General Counsel of Business.com, Inc. Prior to joining Business.com, Mr. Lowry served as General Counsel of iExchange.com, Inc. from January 2000 to April 2000. Mr. Lowry joined Rosenberg & Liebentritt (the in-house law firm of Sam Zell’s private investment company in Chicago) as a partner in May 1997 and was associated with the firm until June 1999. Before working with the Zell organization, Mr. Lowry was Counsel to Skadden, Arps, Slate, Meagher & Flom, LLP.

Allan P. Merrill was appointed President of Homebuilder.com™ in April 2000 and was promoted to Executive Vice President of the Corporate Development Group in October 2001. Mr. Merrill joined Homestore following a 13 year tenure, from June 1987 to March 2000, with the investment banking firm Warburg Dillon Read (now UBS Warburg), where he served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Urban Land Institute and the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University.

Steve A. Ozonian was appointed President of REALTOR.com®, the official Internet site of the National Association of REALTORS®, in May 2000. From February 1991 to May 2000, Mr. Ozonian served as Chairman of the Board and Chief Executive Officer of Prudential Real Estate and Relocation Services. Prior to February 1991, Mr. Ozonian served as Senior Vice President for Coldwell Banker.

Patrick R. Whelan was appointed President of Homestore Apartments and Rentals in May 2000 and promoted to Group President, Real Estate Services in October 2001. From October 1997 to May 2000, Mr. Whelan served as Chief Operating Officer of Archstone Communities Trust and President of Archstone Communities, Inc. Prior to joining Archstone, Mr. Whelan held senior management positions with Security Capital Group, Trammell Crow Company and General Electric Capital Corporation.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to beneficial ownership of the Company’s common stock as of April 10, 2002, by (1) each stockholder known by the Company to be the beneficial owner of 5% or more of the Company’s common stock based on the most recently publicly available information as of December 31, 2001, (2) each of the Company’s directors, (3) each executive officer listed in the summary compensation table, and (4) all directors and executive officers as a group.

Beneficial ownership is determined under rules of the Securities and Exchange Commission (SEC) and generally includes voting or investment power with respect to securities. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to the Company’s knowledge, the persons and entities named in the table have sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 10, 2002 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, the address for each stockholder listed is c/o Homestore.com, Inc., 30700 Russell Ranch Road, Westlake Village, California 91362.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Cendant Corp(1)	19,756,503	16.3%
Capital Research and Management Company(2)	13,600,000	11.2%
Amerindo Investment Advisors, Inc. and certain other parties(3)	6,907,385	5.7%
L. John Doerr(4)	4,200,535	3.5%
Terrence M. McDermott(5)	4,025,640	3.3%
Stuart H. Wolff, Ph.D.(6)	1,925,006	1.6%
W. Michael Long(7)	1,629,146	1.3%
Joe F. Hanauer(8)	475,235	*
Kenneth K. Klein(9)	24,888	*
Barbara T. Alexander(10)	11,824	*
William E. Kelvie	—	*
David M. Rosenblatt(11)	—	*
All 13 directors and executive officers as a group(12)	12,431,489	10.2%

*	Represents beneficial ownership of less than 1%.

(1)
Includes 125,000 shares held by The Cendant Charitable Foundation, 18,131,503 shares held by Cendant Membership Services, and 1,500,000 shares held by Travel Portal, Inc. The address of Cendant is 9 West 57th Street, 7th Floor, New York, NY 10019.

(2)
Based upon the information contained in a form 13G/A, dated February 11, 2002, filed by Capital Research and Management Company, a registered investment advisor, Capital Research and Management Company beneficially owned 13,600,000 shares of Homestore’s common stock at December 31, 2001 with shared voting power over 13,600,000 shares and no power to dispose of all such shares. Capital Research and Management Company disclaimed beneficial ownership on 13,600,000 shares. The percentage beneficially owned at April 10, 2002 has been calculated based upon the share ownership information included in the Form 13G/A. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071.

(3)
Based upon the information contained in a Form 13G/A, dated February 15, 2002, filed by Amerindo Investment Advisors, Inc. a California corporation, Amerindo Investment Inc, a Panama corporation, Amerindo Investment Advisors Inc. Profit Sharing Plan, Amerindo Advisors (UK) Limited Retirement Benefits Scheme, Alberto W. Villar, Gary A. Tanaka, James P.F. Stableford and Renata Le Port, such persons beneficially owned 6,907,385 shares of Homestore’s common stock at December 31, 2001 with sole voting power over 7,500 and shared voting power over 6,899,855 shares. Such entities and persons beneficially owned shares of the Company’s common stock and had voting power and dispositive power with respect to such shares as follows: (i) Amerindo Investment Advisors, Inc., a California corporation:    6,345,085 shares, with sole voting power over 7,500 shares, shared voting and dispositive power over 6,899,885 shares and sole dispositive power over 7,500 shares, as to which beneficial ownership is disclaimed as to 10,000 shares; (ii) Amerindo Investment Advisors, Inc., a Panama corporation:    544,800 shares, with shared voting and dispositive power over 6,345,085 shares, as to all of which beneficial ownership is disclaimed; (iii) Amerindo Investment Advisors Inc. Profit Sharing Plan: 7,500 shares, with sole voting and dispositive power over all such shares, as to all of which beneficial ownership is disclaimed; (iv) Amerindo Advisors (UK) Limited Retirement Benefits Scheme: 10,000 shares, with shared voting and shared dispositive power over all such shares, as to all of which beneficial ownership is disclaimed; (v) Alberto W. Vilar:    6,907,385 shares, with sole voting and sole dispositive power over 7,500 shares and shared voting and dispositive power over 6,899,885, as to which beneficial ownership is disclaimed with respect to all but up to 10,000 shares; (vi) Gary A. Tanaka:    6,899,885 shares, with shared voting and shared dispositive power over all such shares, as to which beneficial ownership is disclaimed with respect to all but up to 10,000 shares; (vii) James P.F. Stableford:    10,000 shares, with shared voting and shared dispositive power over all such shares, as to all of which beneficial ownership is affirmed; and (viii) Renata Le Port:    10,000 shares, with shared voting and shared dispositive power over all such shares, as to all of which beneficial ownership is affirmed. These persons in the aggregate disclaimed beneficial ownership of all but 17,500 shares. The percentage beneficially owned at April 10, 2002 has been calculated based upon the share ownership information included in the Form 13G/A. The address of Amerindo Investment Advisors, Inc. is One Embarcadero Center, Suite 2300, San Francisco, CA 94111.

(4)
Includes 3,657,895 shares held by Kleiner Perkins Caufield & Byers VIII, 210,967 shares held by KPCB VIII Founders Fund, and 1,615 shares held by KPCB Informations Sciences Zaibatsu Fund II. L. John Doerr is a general partner of these funds. Mr. Doerr disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in these entities. Also includes 309,850 shares held by Mr. Doerr and 20,208 shares subject to options that are held by Mr. Doerr. The address of Kleiner Perkins Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.

(5)
Includes 4,025,650 shares held by National Association of REALTORS®, of which Mr. McDermott is the Executive Vice President. Mr. McDermott disclaims beneficial ownership of shares held by this association. The address of National Association of REALTORS® is 430 North Michigan Avenue, Chicago, IL 60611.

(6)	Dr. Wolff resigned as an employee and as a Director of the Company in January 2002.

(7)	Includes 4,146 shares held by W. Michael Long. Also includes 1,625,000 shares subject to options that are held by Mr. Long that are vested and exercisable as of June 10, 2002.

(8)
Includes 406,348 shares held by Ingleside Interests, L.P. Mr. Hanauer is a general partner of this entity. Mr. Hanauer disclaims beneficial ownership of shares held by this entity except to the extent of his pecuniary interest in this entity. Also includes 68,887 shares subject to options that are held by Mr. Hanauer.

(9)	All shares are subject to options that are vested and exercisable as of June 10, 2002.

(10)	Includes 1,000 shares held by Barbara T. Alexander. Also includes 10,824 shares subject to options that are held by Ms. Alexander.

(11)	Mr. Rosenblatt resigned from the Company in January 2002.

(12)	Excludes the shares beneficially owned by Messrs. Wolff and Rosenblatt.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation paid during 2001, 2000, and 1999 to the Company’s Chief Executive Officer and four most highly compensated executive officers whose salary, bonus and other annual compensation for 2001, 2000, and 1999 was more than $100,000.

	Year						Long Term Compensation
		Annual Compensation					Securities Underlying Options (#)
Name and Principal Position		Salary ($)		Bonus ($)	Other Annual Compensation ($)
Stuart H. Wolff	2001	240,097		—	—		900,000
Chief Executive Officer	2000	212,115		275,000	—		400,000
	1999	197,308		250,000	—		500,000
Allan P. Merrill	2001	185,693		—	454,000	(1)	366,667
Executive Vice President, Corporate Development	2000	116,923		36,000	—		500,000	(2)
	1999	—		—	—		—
Steve A. Ozonian	2001	325,000		—	603,000	(1)	—
President, REALTOR.com®	2000	196,250		37,000	—		500,000
	1999	—		—	—		—
David M. Rosenblatt	2001	247,346	(3)	200,000	—		—
Senior Vice President and General Counsel	2000	163,231		79,500	—		—
	1999	152,077		48,000	—		175,000
Patrick R. Whelan	2001	185,693		—	500,000	(1)	75,000
President, Real Estate Services	2000	95,385		32,000	—		300,000
	1999	—		—	—		—

(1)	Represents cumulative amounts paid pursuant to prior employment agreements.

(2)	Includes 366,667 options that were cancelled as of October 4, 2001.

(3)	Mr. Rosenblatt resigned from the Company in January 2002.

Stock Option Grants in 2001

The following table sets forth grants of stock options to the Company’s Chief Executive Officer and the Company’s four other most highly compensated executive officers in 2001.

All options granted to these executive officers in 2001 are either incentive stock options or nonqualified stock options. Generally, 20% of these options vest and become exercisable one year after the date of grant; then vesting is on a monthly basis over the ensuing 48 months. Subsequent grants generally vest and become exercisable monthly over a 60 month period. Certain of these options are subject to acceleration upon a change of control of Homestore or termination of the optionee’s employment. See — Employment-Related Agreements. The options expire ten years from the date of grant and were granted at an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the exercise price per share, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten year term of the option, and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of future common stock prices.

	Number of Securities Underlying Options Granted (#)	Percentage of Total Options Granted to Employees in 2001	Exercise Price ($/Shr)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name					5%	10%
Stuart H. Wolff	900,000	12.84%	$24.00	01/12/11	$13,309,248	$33,987,143
Allan P. Merrill	366,667	5.23%	$24.00	01/12/11	$5,422,291	$13,846,627
Steve A. Ozonian	—	0.00%	$—	—	$—	$—
David M. Rosenblatt	—	0.00%	$—	—	$—	$—
Patrick R. Whelan	75,000	1.07%	$24.00	01/12/11	$1,109,104	$2,832,262

The percentage of total options granted to employees is based on options to purchase a total of 7,011,283 shares of common stock of Homestore granted during 2001.

Aggregated Option Exercises in 2001 and Option Values at December 31, 2001

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2001, and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2001, by the Company’s Chief Executive Officer and each of the Company’s four most highly compensated executive officers. Also reported are values of in-the-money options, which represent the positive spread between the exercise prices of outstanding stock options and the fair market value of $3.60 per share, based on the closing price of the Company’s common stock on December 21, 2001.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/01		Value of Unexercised In-the-Money Options at 12/31/01
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stuart H. Wolff	—	$—	743,749	1,064,586	$—	$—
Allan P. Merrill	—	$—	286,098	213,902	$—	$—
Steve A. Ozonian	55,000	$297,405	124,687	320,313	$—	$—
David M. Rosenblatt	25,555	$671,228	66,566	37,084	$80,561	$14,000
Patrick R. Whelan	—	$—	102,812	272,188	$—	$—

Employment-Related Agreements

Mr. Long

The Company has entered into an employment agreement with W. Michael Long dated as of March 6, 2002. Under this agreement:

Mr. Long’s employment agreement provides for annual base compensation of $500,000. The Company will provide Mr. Long a signing bonus of $500,000 to be paid in four equal quarterly installments, the last of which will be paid on January 31, 2003. Mr. Long is also eligible to receive a performance bonus of up to $500,000 for 2002, and a performance bonus of up to twice his annual base compensation for 2003.

The Company granted Mr. Long a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 1,300,000 shares of the Company’s common stock at an exercise price of $1.76 per share. The Company also granted Mr. Long a “Principal Option” to purchase 3,900,000 shares of the Company’s common stock at an exercise price of $1.76 per share. The Principal Option will vest as to 1/48 of the total shares on the first day of each month beginning on February 1, 2002.

The Principal Option and Sign-On Option may be exercised after a termination of employment (but no later than their expiration date, January 24, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or, (iii) within three years after termination for any other reason.

For up to two years, the Company will provide residential accommodations to Mr. Long within reasonable commuting distance of the Company’s offices, with costs not to exceed $5,000 per month. The Company will reimburse Mr. Long the actual and reasonable fixed operating costs and the actual and reasonable business related variable operating costs of his airplane. If the foregoing reimbursements are subject to federal or state income taxes, the Company will pay an amount necessary to place Mr. Long in the same after-tax position as he would have been in had no such taxes been imposed.

If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to a release of claims, Mr. Long will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause or constructive termination, all of Mr. Long’s Principal Options will vest and become fully exercisable. In the event of termination for death or disability within one year of January 7, 2002, 25% of the total Principal Options will vest and become exercisable. In the event of termination for death or disability on or after one year from January 7, 2002, the entire Principal Option will vest and become exercisable.

In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay Mr. Long an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

Mr. Belote

The Company has entered into an employment agreement with Lewis R. Belote III dated as of March 6, 2002. Under this agreement:

Mr. Belote’s employment agreement provides for annual base compensation of $350,000. The Company will provide Mr. Belote a signing bonus of $350,000 to be paid in four equal quarterly installments, the last of which will be paid on January 31, 2003. Mr. Belote is also eligible to receive a performance bonus of up to $350,000 for 2002, and a performance bonus of up to twice his annual base compensation for 2003.

The Company granted Mr. Belote a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 433,000 shares of the Company’s common stock at an exercise price of $1.76 per share. The Company also granted Mr. Belote a “Principal Option” to purchase 1,297,000 shares of the Company’s common stock at an exercise price of $1.76 per share. The Principal Option will vest as to 1/48 of the total shares on the first day of each month beginning on February 1, 2002.

The Principal Option and Sign-On Option may be exercised after a termination of employment (but no later than their expiration date, January 24, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or, (iii) within three years after termination for any other reason.

For up to two years, the Company will provide residential accommodations to Mr. Belote within reasonable commuting distance of the Company’s offices, with costs not to exceed $5,000 per month. The Company will reimburse Mr. Belote for the actual and reasonable costs of travel expenses between the Company’s offices. If the foregoing reimbursements are subject to federal or state income taxes, the Company will pay an amount necessary to place Mr. Belote in the same after-tax position as he would have been in had no such taxes been imposed.

If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to a release of claims, Mr. Belote will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause or constructive termination, all of Mr. Belote’s Principal Options will vest and become fully exercisable. In the event of termination for death or disability within one year of January 7, 2002, 25% of the total Principal Options will vest and become exercisable. In the event of termination for death or disability on or after one year from January 7, 2002, the entire Principal Option will vest and become exercisable.

In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay Mr. Belote an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

Mr. Dennison

The Company has entered into an employment agreement with Jack D. Dennison dated as of March 6, 2002. Under this agreement:

Mr. Dennison’s employment agreement provides for annual base compensation of $400,000. The Company will provide Mr. Dennison a signing bonus of $400,000 to be paid in four equal quarterly installments, the last of which will be paid on January 31, 2003. Mr. Dennison is also eligible to receive a performance bonus of up to $400,000 for 2002, and a performance bonus of up to twice his annual base compensation for 2003.

The Company granted Mr. Dennison a “Sign-On Option,” which fully vested on January 24, 2002, to purchase 650,000 shares of the Company’s common stock at an exercise price of $1.76 per share. The Company also granted Mr. Dennison a “Principal Option” to purchase 1,950,000 shares of the Company’s common stock at an exercise price of $1.76 per share. The Principal Option will vest as to 1/48 of the total shares on the first day of each month beginning on February 1, 2002.

The Principal Option and Sign-On Option may be exercised after a termination of employment (but no later than their expiration date, January 24, 2012) as follows: (i) within 90 days after termination for cause; (ii) within one year after voluntary termination prior to a change in control; or, (iii) within three years after termination for any other reason.

For up to two years, the Company will provide residential accommodations to Mr. Dennison within reasonable commuting distance of the Company’s offices, with costs not to exceed $5,000 per month. The Company will reimburse Mr. Dennison for the actual and reasonable costs of travel expenses between the Company’s offices. If the foregoing reimbursements are subject to federal or state income taxes, the Company will pay an amount necessary to place Mr. Dennison in the same after-tax position as he would have been in had no such taxes been imposed.

If there is a termination of employment without cause, a termination for death or disability or a constructive termination of employment, whether or not in connection with a change in control, subject to a release of claims, Mr. Dennison will receive his annual base salary and his full annual bonus for the fiscal year in which the termination occurs, payable in equal installments over twelve months. In the event of termination without cause or constructive termination, all of Mr. Dennison’s Principal Options will vest and become fully exercisable. In the event of termination for death or disability within one year of January 7, 2002, 25% of the total Principal Options will vest and become exercisable. In the event of termination for death or disability on or after one year from January 7, 2002, the entire Principal Option will vest and become exercisable.

In the event that any portion of the amounts payable are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay Mr. Dennison an amount necessary to place him in the same after-tax position as he would have been in had no such excise tax been imposed.

Mr. Lowry

On March 8, 2002, the Company entered into an Executive Retention and Severance Agreement with Walter Lowry that provides for his continuation of employment as Senior Vice President, General Counsel and Secretary. Additionally, the Company offered Mr. Lowry a new compensation agreement that provides for annual base compensation of $350,000 effective as of January 21, 2002. For 2002, Mr. Lowry is also eligible to receive an annual target bonus of 100% of his base salary.

Effective January 24, 2002, the Company granted Mr. Lowry an option to purchase 750,000 options of the Company’s common stock at an exercise price of $1.76 per share. This option will vest as to 93,750 shares on July 24, 2002 and will vest on a monthly basis as to  1/48 of the total shares over the next 42 months thereafter.

In the event of termination upon a change of control after employment with the Company for a least six months, Mr. Lowry will receive a lump sum payment equal to twelve months of base salary. In addition, all outstanding stock options granted and restricted stock issued by the Company will have their vesting accelerated by 24 months. Mr. Lowry will receive a payment in an amount equal to a portion of his target bonus for the year in which the termination occurs prorated based on achievement of objectives and the number of days employed by the Company during the year.

In the event of termination in the absence of a change of control and provided that Mr. Lowry has been employed by the Company for at least six months, Mr. Lowry will receive a cash severance payment equal to twelve months of Mr. Lowry’s base salary payable over twelve months. All outstanding stock options granted and restricted stock issued by the Company will have their vesting accelerated by 18 months. Mr. Lowry will receive a payment in an amount equal to a portion of his target bonus for the year in which the termination occurred prorated based on achievement of objectives and the number of days employed by the Company during such year.

In the event that Mr. Lowry voluntarily terminates his employment within six months of the agreement date, Mr. Lowry will be entitled to receive a severance payment equal to six months of Mr. Lowry’s base salary. All outstanding stock options granted and restricted stock issued will have their vesting accelerated by twelve months. Mr. Lowry will receive a payment in an amount equal to a portion of his target bonus for the year in which the termination occurs prorated based on achievement of objectives and the number of days employed by the Company during the year.

In the event of termination without cause within six months of the date of the agreement, Mr. Lowry will receive a severance payment in the amount equal to 12 months of base salary. All outstanding stock options granted and restricted stock issued will have their vesting accelerated by 24 months. Mr. Lowry will receive a payment in an amount equal to a portion of his target bonus for the year in which the termination occurred prorated based on achievement of objectives and the number of days employed by the Company during the year.

In the event of death or disability within six months of the date of the agreement, all outstanding stock options granted and restricted stock issued will have their vesting accelerated by six months.

Mr. Merrill

On April 24, 2002, the Company entered into an Executive Retention and Severance Agreement with Mr. Merrill that provides for his continuation of employment as Group President of Business Development. Additionally, the Company offered Mr. Merrill a new compensation arrangement that provides for annual base compensation of $325,000, effective January 21, 2002. For 2002, Mr. Merrill is also eligible to receive a performance bonus of up to 200% of his base salary, with a target bonus amount of 100% of his base salary, and he is guaranteed to receive no less than 50% of his base salary as a bonus if he remains employed through December 31, 2002.

Effective January 17, 2002, the Company granted Mr. Merrill an option to purchase 450,000 shares of the Company’s common stock at an exercise price of $2.25 per share. This option vests ratably on a monthly basis over 48 months. Additionally, effective January 24, 2002, the Company granted Mr. Merrill an option to purchase 700,000 shares of the Company’s common stock at an exercise price of $1.76 per share. This option will vest as to 87,500 shares on July 24, 2002, and will vest on a monthly basis as to 1/48 of the total shares over the next 42 months thereafter.

In the event that Mr. Merrill terminates his employment between April 24, 2002 and July 24, 2002, and such termination would not result in accelerated vesting pursuant to the terms of his Executive Retention and Severance Agreement (as described below), on his termination date the vesting schedule of the options will be amended to reflect a vesting schedule that is 12 months shorter than the original vesting schedule of the options.

In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Merrill will receive a lump sum payment of his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and the Company’s financial performance goals for the year have been achieved, the Company shall pay Mr. Merrill a prorated portion of his target bonus less the Minimum Bonus Payment. Also, the vesting of all Company equity awards Mr. Merrill was granted by the Company prior to April 24, 2002, will accelerate in full. Any outstanding vested options granted to Mr. Merrill prior to the change of control shall remain exercisable for a period of 12 months following the later of his termination date or the end of his transition services period.

Mr. Ozonian

On April 24, 2002, the Company entered into an Executive Retention and Severance Agreement with Mr. Ozonian that provides for his continuation of employment as President, REALTOR.com®. The Company will pay Mr. Ozonian a bonus of $400,000 on May 15, 2002, if he remains an employee through such date. Additionally, the Company offered Mr. Ozonian a new compensation arrangement that provides for annual base compensation of $325,000, effective January 21, 2002. For 2002, Mr. Ozonian is also eligible to receive a performance bonus of up to 200% of his base salary, with a target bonus amount of 100% of his base salary.

Effective January 17, 2002, the Company granted Mr. Ozonian an option to purchase 400,500 shares of the Company’s common stock at an exercise price of $2.25 per share. This option vests ratably on a monthly basis over 48 months. Additionally, effective January 24, 2002, the Company granted Mr. Ozonian an option to purchase 555,000 shares of the Company’s common stock at an exercise price of $1.76 per share. This option will vest as to 69,375 shares on July 24, 2002, and will vest on a monthly basis as to 1/48 of the total shares over the next 42 months thereafter.

In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Ozonian will receive a lump sum payment of his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and the Company’s financial performance goals for the year have been achieved, the Company shall pay Mr. Ozonian a prorated portion of his target bonus less the Minimum Bonus Payment. Also, the vesting of all Company equity awards Mr. Ozonian was granted by the Company prior to April 24, 2002, will accelerate in full. Any outstanding vested options granted prior to the change of control shall remain exercisable for a period of 12 months following the later of his termination date or the end of his transition services period.

Mr. Whelan

On April 24, 2002, the Company entered into an Executive Retention and Severance Agreement with Mr. Whelan that provides for his continuation of employment as President, Real Estate Services. Additionally, the Company offered Mr. Whelan a new compensation arrangement that provides for annual base compensation of $325,000, effective January 21, 2002. For 2002, Mr. Whelan is also eligible to receive a performance bonus of up to 200% of his base salary, with a target bonus amount of 100% of his base salary. The Company also cancelled and waived its right to repayment of a promissory note (and all accrued interest thereon) entered into with Mr. Whelan on June 9, 2000, in the principal amount of $200,000.

Effective January 17, 2002, the Company granted Mr. Whelan an option to purchase 337,500 shares of the Company’s common stock at an exercise price of $2.25 per share. This option vests ratably on a monthly basis over 48 months. Additionally, effective January 24, 2002, the Company granted Mr. Whelan an option to purchase 825,000 shares of the Company’s common stock at an exercise price of $1.76 per share. This option will vest as to 103,125 shares on July 24, 2002, and will vest on a monthly basis as to 1/48 of the total shares over the next 42 months thereafter.

In the event of a termination without cause, subject to his provision of transition services if requested and his execution of a release of claims, Mr. Whelan will receive a lump sum payment of his annual base salary, payment of his continued medical coverage premiums for up to 12 months, and a payment equal to 50% of his target bonus for the year in which his termination occurs (the “Minimum Bonus Payment”). In addition, if the termination occurs after June 30 of any year, and before January 1 of the next year, and the Company’s financial performance goals for the year have been achieved, the Company shall pay Mr. Whelan a prorated portion of his target bonus less the Minimum Bonus Payment. Also, the vesting of all Company equity awards Mr. Whelan was granted by the Company prior to April 24, 2002, will accelerate in full. Any outstanding vested options granted prior to the change of control shall remain exercisable for a period of 12 months following the later of his termination date or the end of his transition services period.

RELATED PARTY TRANSACTIONS

Other than compensation agreements and other arrangements, which are described under the heading Management, and the transactions described below, since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or will be a party:

•	in which the amount involved exceeded or will exceed $60,000, and

•
in which any director, executive officer, holder of more than 5% of our common stock on an as-converted basis or any member of their immediate family had or will have a direct or indirect material interest.

Operating Agreement with the National Association of REALTORS®

In November 1996, the Company entered into an operating agreement with the National Association of REALTORS® which governs how Homestore’s subsidiary, RealSelect, operates the REALTOR.com® web site on behalf of the National Association of REALTORS®. For a description of the operating agreement, please see the Company’s Annual Report on Form 10-K for 2001, filed with the SEC.

Under the Company’s operating agreement with the National Association of REALTORS®, the Company must make quarterly royalty payments of up to 15% of RealSelect’s operating revenue in the aggregate to National Association of REALTORS® and the entities that provide us the information for the Company’s real property listings (“data content providers”).

However, in 2002 the Company has amended the NAR operating agreement such that the Company now must make fixed payments to NAR as follows:

•	For 2002, the Company must pay $1,175,000 in two installments of $587,500 due on June 1, 2002 and December 15, 2002.

•	For 2003, the Company must pay $1,300,000 in four installments of $325,000 due on the last day of each calendar quarter of 2003.

•	For 2004, the Company must pay $1,400,000 in four installments of $350,000 due on the last day of each calendar quarter of 2004.

•	For 2005, the Company must pay $1,500,000 in four installments of $375,000 due on the last day of each calendar quarter of 2005.

•
For 2006, the Company must pay $1,500,000 plus or minus, as the case may be, the percentage change in the Consumer Price Index for 2005, in four equal installments due on the last day of each calendar quarter of 2006.

•
For 2007 and beyond, the Company must pay the amount due during the prior calendar year plus or minus, as the case may be, the percentage change in the Consumer Price Index for the prior calendar year, in four equal installments due on the last day of each calendar quarter for that calendar year.

Loans to Executive Officers

In August 1998, Dr. Stuart H. Wolff exercised options to acquire shares of the Company’s common stock in exchange for a Promissory Note. In April 1999, Dr. Wolff exercised options to acquire shares of the Company’s common stock and related expenses in exchange for Promissory Notes due to the Company. On June 9, 2000, the Company entered into a Promissory Note with Patrick Whelan. See the following table for additional information with respect to the outstanding balances of these Promissory Notes:

Name	Shares Acquired Upon the Exercise of Options	Interest Rate (%)	Balance Outstanding at March 31, 2002 ($)	Largest Aggregate Amount of Indebtness Outstanding During 2001 ($)
Stuart H. Wolff	2,345,590	5.21—5.49	—	3,363,327	(1)
Patrick R. Whelan	—	6.43	—	221,544	(2)

(1)	Dr. Wolff’s Promissory Note was repaid in full to the Company in February 2002.
(2)
Mr. Whelan’s Promissory Note and all accrued interest thereon was cancelled and repayment thereon was waived by the Company effective January 21, 2002, in consideration of his entering into his Executive Retention and Severance Agreement with the Company.

Cendant Corporation

In February 2001, pursuant to an Agreement and Plan of Reorganization dated as of October 26, 2000 (the Merger Agreement), the Company acquired Move.com, Inc. (Move.com) and Welcome Wagon International, Inc. (Welcome Wagon), which were subsidiaries of Cendant Corporation (Cendant). Pursuant to the terms of the Merger Agreement, the Company issued approximately 21.4 million shares of common stock to Cendant in exchange for all of the outstanding shares of Move.com and Welcome Wagon and assumed approximately 3.2 million outstanding stock options of Move.com. In connection with the Merger Agreement, the Company entered into a series of agreements with Cendant.

Commercial Agreements.    In connection with the Merger Agreement, the Company entered into a Master Operating Agreement with Cendant under which Cendant agreed to provide an exclusive license to the Company for the Company to display on its web sites listing data made available to Cendant by the three real estate brands it controls, Century-21, ERA and Coldwell Banker. Cendant also gave the Company a non-exclusive license to use other related data. The term of this agreement is 40 years, although under certain circumstances exclusivity may terminate after five years. Other commercial agreements included: a web marketing agreement under which the Company agreed to display Cendant advertisements on the Company’s web sites over a three year period and a Marketplace Agreement giving the Company the right to act as the exclusive advertising agent for Cendant web sites, the option to include a marketplace on Cendant web sites, an option to host these web sites and the exclusive right to sell some types of advertising on these web sites.

In connection with and contingent upon the closing of the acquisition of the Move.com Group, the Company entered into a series of commercial agreements for the sale of various technology and subscription-based products to Real Estate Technology Trust (RETT), an independent trust established in 1996 to provide technology services and products to Cendant’s real estate franchisees that is considered a related party of the Company. Under the commercial agreements, RETT committed to purchase $75 million in products and services to be delivered to agents, brokers and other Cendant real estate franchisees over the next three years. Subsequent to the closing of the acquisition of the Move.com Group, the Company entered into additional commercial agreements with Cendant and RETT. The total contractual value of all commercial agreements entered into during 2001 is approximately $95.5 million, resulting in $82.5 million in future revenue. Revenue of $38.3 million related to these transactions was recognized in 2001. This revenue was reported separately as revenue from related parties in these financial statements. There were no revenues from Cendant or RETT in

2000 or 1999. It is not practical to separately determine the costs of such revenues. As of December 31, 2001, the Company had received approximately $83.3 million of cash and had recorded deferred revenue of approximately $37 million related to these agreements. This deferred revenue will be recognized over the next two years.

The business purpose of these commercial agreements was to extend the Company’s product and service offerings to a significant concentration of real estate professionals and to establish access to an effective and efficient distribution channel for current and future product and service offerings. The pricing under these commercial arrangements was negotiated at arm’s-length and on a discrete basis for each of the various products and services. Products and services to be provided under these arrangements include personalized multi-page websites for real estate agents, subscription-based products and services targeted at individual real estate brokerage offices, virtual tour technology software, customized real estate professional productivity software, as well as other products and services such as marketing and training. Sales of the subscription-based products are for specified periods of time ranging between one and two years. At the end of the contractual term for each of the subscription-based products, the Company may have to negotiate renewal terms with the individual real estate professionals.

Registration Rights.    The Company also entered into a registration rights agreement with Cendant. Under the Merger Agreement and the registration rights agreement, the Company agreed to file a registration statement on Form S-3 and to keep it effective for up to one year in order to register the distribution from Cendant to certain of its security holders of some of the shares that Cendant received in the acquisition transaction (the Distributable Shares). In May 2001, the Company filed a registration statement on Form S-3 to register these shares. In addition, commencing on the third anniversary of the closing date of the acquisition of Move.com and Welcome Wagon (the Closing Date), Cendant can request that the Company file a registration statement on up to three occasions covering the public resale of no more than 10% of the shares it received in the acquisition. The Company is required to effect only one registration statement in any 12 month period, and the Company does not have to keep it effective for more than 120 days. Cendant will also have piggyback registration rights after the first anniversary of the closing of the acquisition. The registration rights agreement terminates on the earlier of ten years or when all shares received in the acquisition may be resold in any 90 day period under Rule 144 of the Securities Act.

Stockholder Agreement.    The Company entered into a Stockholder Agreement with Cendant. Cendant has agreed to a ten-year standstill agreement that, in most circumstances, prevents Cendant from acquiring additional Homestore common stock. Cendant is also restricted in certain circumstances from seeking to control the Company’s management, Board of Directors or policies during those ten years. Cendant is also subject to various restrictions on the transfer of its shares. The agreement contains voting restrictions lasting at least five years, including the obligation to vote shares in the same manner and proportion as cast by holders other than Cendant or its affiliates, and Cendant will be required to be present in person or by proxy at all meetings of stockholders. Cendant will not be able to exercise dissenter’s rights. As part of the agreement, Cendant has the right to designate one person for election as a member of the Company’s Board and to designate one non-voting observer, and pursuant to this right, Richard A. Smith was appointed as a director. Mr. Smith resigned from the Board of Directors in March 2002, and as of April 10, 2002, Cendant has not designated his replacement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee considered and discussed the audited financial statements with Company management and with PricewaterhouseCoopers LLP, the independent auditors for the Company. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee. The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence. Based on the reports and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

The written charter of the Audit Committee reflecting amendments made to the Charter by the Board of Directors in 2001 is included as Appendix A to this proxy statement.

By the Audit Committee
of the Board of Directors

Kenneth K. Klein, Chairman
Barbara T. Alexander
William E. Kelvie

Fees Billed For Services Rendered By Independent Auditors

For the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP, our independent auditors, billed approximately:

Audit	$6,151,000	(a)
Audit Related Services	$2,786,000	(b)
Financial Information Systems Design & Implementation Fees	$—
Other Fees & Tax Matters	$3,210,000	(c)

(a)
Audit includes fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2001 and limited reviews of the Company’s unaudited condensed consolidated interim financial statements for the year ended December 31, 2001. Included are fees for professional services rendered in connection with the restatement of the Company’s consolidated financial statements as of and for the year ended December 31, 2000 and the restatement of the Company’s unaudited condensed consolidated interim financial statements for the years ended December 31, 2000 and 2001. Also included are fees for professional services rendered in connection with the restatement of the Company’s consolidated financial statements for the first three quarterly reports on Form 10-Q in 2001.

(b)	Audit related services includes fees for registration statements and other advisory services.
(c)	Other fees consist principally of tax compliance and advisory services and acquisition related services.

During the year ended December 31, 2001, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

REPORT OF THE COMPENSATION COMMITTEE

To The Board of Directors

This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

The Compensation Committee of the Board of Directors (the Committee) makes final decisions regarding compensation and stock option grants to executive officers and employees. The Committee is composed of two non-employee directors, none of whom have any interlocking relationships as defined by the Securities and Exchange Commission.

General Compensation Policy

The Committee acts on behalf of the Board to establish the general compensation policy of the Company. The Committee reviews base salary levels and target bonuses for the Chief Executive Officer (CEO) and other executive officers of the Company each year. The Committee also administers the Company’s incentive and equity plans, including the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan. The Committee believes that in this highly competitive emerging marketplace, equity compensation provides the best incentive to encourage outstanding performance and align management and stockholder interests.

The Committee’s philosophy in compensating executive officers and certain other key employees of the Company is to relate compensation to corporate, business unit and individual performance, and increases in shareholder value, while providing a total compensation package that is competitive and enables the Company to attract, motivate, reward and retain key executives and employees. Consistent with this philosophy, annual salary adjustments and the incentive component of executive officer compensation is determined after a review of the Company’s and individual’s performance for the previous year. The long-term equity incentives for executive officers are stock options granted under the option plan. During 2001, to ensure the compensation program is competitive and appropriate, the Committee retained an independent consulting firm to review the compensation policy for its executives compared to other companies considered comparable to the Company in terms of size, type of business, performance, position and compensation philosophy. The Committee also uses salary surveys obtained annually for reference purposes, but its salaries are not targeted to a specific level of comparable compensation. In preparing the performance graph for this proxy statement, the Company used Media General’s Internet and Software Services Index as a business index. Certain companies included in the Media General’s Internet and Software Services Index were excluded because they were determined not to be competitive with the Company for executive talent, or because compensation information was not available.

2001 Executive Compensation

Executive compensation for 2001 included base salary, cash bonuses and stock option grants. Base salaries for the Company’s executive officers are evaluated annually and are based on the executive’s contribution to Company performance, level of responsibility, experience and breadth of knowledge. In the first quarter of 2001, the Committee approved a bonus plan for the Company’s executives for 2001 performance based on the following measures: Company revenue, Company earnings, other Company goals, and division performance. The Compensation Committee determined that except for bonuses payable under preexisting contractual obligations, no bonuses would be paid for 2001 performance under the bonus plan.

The Company has in the past relied heavily on long-term equity-based compensation to compensate and incentivize its executive officers. In 2001, stock options were granted to executive officers to aid in retaining them and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joined the Company, in connection with the significant change in responsibilities and, occasionally, to achieve equity within the executive’s peer group and comparable companies. The number of shares granted is within the discretion of the Committee and is based on anticipated future contribution to corporate and/or business unit results, past performance, and work consistency within the executive’s peer group. Generally, 20% of these options vest and become exercisable one year after the date of grant; then vesting is on a monthly basis for 48 months. Subsequent grants normally vest and become exercisable monthly over 60 months.

2001 CEO Compensation

Dr. Stuart H. Wolff was hired by the Company pursuant to an employment agreement dated August 1998 with a base salary of $200,000 and a target bonus of up to 100% of his base salary for that year, and thereafter, at a rate mutually agreed to by the Compensation Committee and which reflects the executive’s level of contribution to the Company. No bonus was paid to Dr. Wolff for 2001 performance.

As discussed above in the section entitled “Employment-Related Agreements,” the Company has entered into an employment agreement with Mr. Long with respect to his services as CEO commencing in January 2002.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

The Company has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) of the Internal Revenue Code of 1986. The 1999 Stock Incentive Plan is in compliance with Section 162(m) by limiting stock awards to named executive officers. The Company did not award any cash compensation for 2001 or grant options in 2001 that would not be deductible by the Company. However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that in the future the Company may award compensation to its executive officers that is not fully deductible under Section 162(m).

By the Compensation Committee
of the Board of Directors

L. John Doerr
Joe F. Hanauer

STOCK PERFORMANCE GRAPH

The stock price performance graph below is required by the Securities and Exchange Commission. It shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

Pursuant to applicable rules under the Securities Exchange Act of 1934 relating to proxy statements, we are required to include in the graph below an index of companies in our industry or line-of-business. In last year’s proxy statement, we included the JPMorgan H&Q Technology Index to meet this requirement. In this Proxy Statement, we have included Media General’s Internet and Software Services Index to meet this requirement. We have also included the JPMorgan H&Q Technology Index in the graph below because the applicable SEC rules require that we do so in connection with making the change to Media General’s Internet and Software Services Index.

The following graph compares, for the period that the Company’s common stock has been registered under Section 12 of the Exchange Act (which commenced on August 4, 1999), the cumulative total stockholder return for (i) the Company, (ii) the Composite Index for The Nasdaq National Stock Market (U.S. Companies) (the Nasdaq Index), and (iii) Media General’s Internet and Software Services Index.

The results reflected in the graph assume the investment of $100 on August 5, 1999 (the first trading day) in the Company’s common stock, the Nasdaq Index and Media General’s Internet and Software Services Index, and further assumes no payment or reinvestment of dividends.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, Reporting Persons) to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of Section 16(a) reports received or written representations from certain Reporting Persons, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2001 were met in a timely manner by the Reporting Persons.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

Proposals of stockholders which are intended to be presented by such stockholders at the Company’s 2003 annual meeting must be received by the Company no later than December 17, 2002 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

ADVANCE NOTICE PROCEDURES FOR NEXT YEAR’S ANNUAL MEETING

The Company hereby advises stockholders that, until further notice, notice of a stockholder-sponsored proposal submitted outside of the process of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e., a proposal to be presented at the next annual meeting of stockholders but not submitted for inclusion in the Company’s proxy statement) will be considered untimely under the Company’s Bylaws unless it is received between February 9, 2003 and March 11, 2003.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

APPENDIX A

HOMESTORE.COM, INC.
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.    Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Homestore.com, Inc. (the “Company”) is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company’s financial accounting, reporting and controls. The Committee’s principal functions are to:

•
Serve as an independent and objective party to monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company’s independent auditors and the Company’s financial and senior management;

•	Review and evaluate the independence and performance of the Company’s independent auditors;
•	Nominate and recommend to the Board the appropriate auditors to be recommended to the shareholders for approval; and,
•	Facilitate communication among the Company’s independent auditors, the Company’s financial and senior management and the Board.

The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this Charter of the Audit Committee of the Board of Directors (“Charter”). In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and its independent auditors or to assure compliance with the laws and regulations and the Company’s policies and procedures.

II.    Membership

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall consist of at least three, but no more than five members. No member of the Committee shall be persons who are officers, employees or consultants of the Company or any subsidiary and who have any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Committee member. The Committee shall consist of three or more members of the Board with the exact number being determined by the Board. Each member of the Committee shall be “independent” as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the “Rules”), except as otherwise permitted by such Rules. Each member of the Committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and a working familiarity with basic finance and accounting principles and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the Rules.

III.    Meetings

Meetings of the Committee shall be held at least four times per year and from time to time as determined by the Board and/or the members of the Committee as circumstances dictate. At least two meetings will focus primarily on audit/financial issues and at least two meetings will focus primarily on ethics and business conduct issues. A majority shall constitute a quorum of the Committee. Written minutes should be kept of all such meetings. The Committee members, or the Chairman of the Committee on behalf of all of the Committee members, should communicate with management and the independent auditors on a quarterly basis in connection with their review of the Company’s financial statements. The Committee must disclose to NASDAQ that (1) it has met, and continues to meet, the membership requirements; (2) it has adopted a written charter; and (3) it has annually reviewed and reassessed the adequacy of its charter. The Committee shall disclose in its proxy statement that the Committee is governed by a charter and include a copy of the charter in the proxy statement at least once every three years.

IV.    Responsibilities and Duties

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

1.
Review the Company’s quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

2.	In connection with the Committee’s review of the annual financial statements:

•	Discuss with the independent auditors and management the financial statements and the results of the independent auditors’ audit of the financial statements.

•
Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company’s financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

•	Receive and review a draft of the financial section of the annual report to shareholders, complete with footnotes, and the Management’s Discussion and Analysis section of the report.

3.	In connection with the Committee’s review of the quarterly financial statements:

•	Discuss with the independent auditors and management the results of the independent auditors’ SAS 71 review of the quarterly financial statements.

•
Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

•	Receive and review a draft of the quarterly report to shareholders, complete with footnotes, and the Management’s Discussion and Analysis section of the report.

4.
Discuss any comments or recommendations of the independent auditors outlined in their annual management letter or in discussions. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

5.	Request a letter from the independent auditors concerning any significant weaknesses or breaches in internal controls discovered during their audit.

6.	Review with the independent auditors and the internal audit committee to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

7.	Determine, as regards to new transactions or events, the auditor’s reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

8.	Review any management response letters to independent auditors.

9.	Review the results of the annual audits of member reimbursements, director and officers’ expense accounts and management perquisites prepared by internal audit and the independent auditors.

10.
Discuss with the independent auditors and management their periodic reviews of the adequacy and appropriateness of the Company’s accounting and financial reporting processes and systems of internal control, including the adequacy of the systems of reporting to the audit committee by each group and any recommendations that the auditors may have.

11.
Periodically consult with the independent auditors privately about internal controls, the fullness and accuracy of the Company’s financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee.

12.
Regularly make enquiries of management and external auditors regarding the independence and performance of the independent auditors at least annually. Recommend to the Board of Directors the appointment or discharge of the independent auditors.

13.	Prepare and review an annual internal audit plan and review the adequacy of internal audit staff qualifications.

14.
Communicate with the Company’s independent auditors about the Company’s expectations regarding its relationship with the auditors, including the following: (i) the independent auditors’ ultimate accountability to the Board and the Committee, as representatives of the Company’s stockholders; and (ii) the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors.

15.
Review and approve processes and procedures to ensure the continuing independence of the Company’s independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No.1, reviewing the nature and scope of such relationships and discontinuing any relationships that the Committee believes could compromise the independence of the auditors.

16.	Review the independent auditors’ audit plan.

17.	Review and approve the fees and other significant compensation to be paid to the independent auditors for their services.

18.
Review and approve requests for any management consulting engagement to be performed by the independent auditors and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

19.	Meet with the Company’s external and internal legal counsel to periodically review the status of any legal matters that could have a significant impact on the Company’s financial statements.

20.
Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

21.	Periodically report to the Board of Directors on significant matters related to the Committee’s responsibilities.

22.
Review and reassess the adequacy of the Committee’s Charter at least annually. Submit the charter to the Company’s Board of Directors for review and include a copy of the Charter as an appendix to the Company’s proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

23.
Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company’s Common Stock is listed and perform other activities that are consistent with this Charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

24.	Review whether management has sought a second opinion regarding a significant accounting issue and, if so, obtain the rationale for a particular accounting treatment chosen.

25.	Review compliance by officers and employees with the Company’s policy on business ethics and public responsibility.

26.	Make other recommendations to the Board on such matters within the scope of its functions as may come to its attention and which in its discretion warrant consideration by the Board.

27.	Review the investment performance of the retirement plan, the savings plan, and the Employee Stock Purchase Plan and recommend to the Board the appointment and replacement of investment managers.

28.
Determine open years on federal tax returns and whether there are any significant items in dispute with the IRS which might result or have resulted in litigation; and enquire as to the status of related tax reserves and interest accruals.

29.	Enquire as to the status of any material litigation and any related reserves taken with respect thereto.

30.	Consider and review the adequacy of internal controls including computerized information system controls and security.

				Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS.	NOMINEES: W. Michael Long, L. John Doerr, Joe F. Hanauer (INSTRUCTIONS: To withhold authority to vote for any individual nominee write the name of that nominee in the space below.)		FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left
			☐	☐
2. CHANGE OF THE COMPANY’S NAME TO HOMESTORE, INC.			FOR	AGAINST	ABSTAIN
			☐	☐	☐

3. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting.

The undersigned hereby ratifies and confirms all that the Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given to the undersigned to vote at the Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying said Notice and the audited Financial Statement delivered with or prior to said Notice.

Dated , 2002

Will you be attending the Annual Meeting?	YES ☐	NO ☐	(Please Print Name)

(Signature of Holder of common stock)

(Please date this Proxy and sign above as your name(s) appear(s) on this card. Joint owners each should sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should give their full titles).

FOLD AND DETACH HERE

Homestore.com, Inc.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of Homestore.com, Inc. (the Company) common stock hereby nominate(s), constitute(s) and appoint(s) Lewis R. Belote, III and Walter S. Lowry (the Proxy Holders), and each of them, the attorneys, agents and proxies of the undersigned, with full power of substitution to each, to attend and act as proxy or proxies of the undersigned at the annual meeting of stockholders (the Annual Meeting) of the Company to be held at the Renaissance Agoura Hills Hotel located at 30100 Agoura Road, Agoura Hills, CA 91301 on May 22, 2002 at 9:30 a.m., local time, or any postponement or adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present would be entitled to vote.

The Board of Directors recommends a vote FOR the election of the directors nominated by the Board of Directors and FOR proposal 2. The proxy when properly executed shall be voted as directed. If no direction is made for a given proposal, the proxy will be voted FOR the election of the directors nominated by the Board of Directors.

FOLD AND DETACH HERE